Exhibit 99

For immediate release	For information contact: F. Barry Bilson (410) 539-0000 www.leggmason.com

LEGG MASON ANNOUNCES JUNE QUARTER RESULTS

Earnings per diluted share of $1.08 increased 16% over June 2005 quarter and 5%
over March quarter

Integration schedule remains on target

Baltimore, Maryland - July 25, 2006 - Legg Mason today announced its operating results for the fiscal 2007 first quarter ended June 30, 2006. Revenues and income from continuing operations rose strongly compared to the first quarter of the previous fiscal year due principally to the Company's acquisitions of Citigroup's asset management business and The Permal Group, which were completed in the December quarter of fiscal 2006. Revenues from continuing operations of $1.0 billion increased 137% and income from continuing operations before income tax provision and minority interests rose 78% to $253.0 million over the fiscal 2006 first quarter. Net income increased 38% to $156.0 million, and diluted earnings per share increased 16% to $1.08.

Highlights of the quarter results include:

  Compensation and benefits expense declined by over $25 million during the quarter, as compared with the quarter ended March 31, 2006. The decline reflects a lower number of full time employees and the elimination of certain duplicative expenses related to transitioning personnel as part of the integration of acquired businesses. The Company's number of employees fell by 410, or 10%, during the seven months since the transaction closing, reflecting the continued integration process. The planned reductions in the employee base related to the integration are now complete.
  Despite negative returning equity markets, revenues declined only 1.3% in comparison with the March 31, 2006 quarter. The decline was due primarily to a significant decrease in performance fees received in the quarter and reduced market values of equity assets under management. Net income rose 4% over the March 31 period to $156.0 million.
  Assets under management fell approximately 1.5% from $868 billion at March 31 to $855 billion, due principally to $7 billion in client cash outflows and to equity asset depreciation caused by a difficult market environment. Outflow in liquidity assets was offset by fixed income market appreciation and net client inflows into long-term fixed income assets.

LEGG MASON, INC.
News Release - July 25, 2006

  Cash income from continuing operations* (refer to page 4) rose during the quarter to $202.6 million ($1.40 per diluted share), compared to $196.3 million ($1.35 per diluted share) during the March quarter. Income from continuing operations was $156.0 million ($1.08 per diluted share), compared to $151.6 million ($1.04 per diluted share).
  The operating margin from continuing operations**, as adjusted for distribution and servicing expense (refer to page 5), was 33% in both the June 2006 and March 2006 quarters and 39% for the June 2005 period. Without adjusting for distribution and servicing expense, operating margins from continuing operations were 24% for the June 2006 and March 2006 quarters and 32% for the June 2005 quarter.

Raymond A. "Chip" Mason, chairman and chief executive officer, stated, "The process of integrating the business that we acquired in December 2005 from Citigroup is proceeding on schedule. During the quarter, we began to realize some meaningful cost savings that we had anticipated at the time of the transaction. We expect to continue to achieve additional savings as the year progresses and, we believe, into fiscal 2008. This was a very difficult quarter for the markets, and particularly equity markets, and we were not immune to the effects of these market difficulties. Our ability to reduce our cost base contributed to higher net earnings for the quarter despite the challenging market conditions, which caused lower revenues and contributed to lower performance fees. In addition, Permal, Brandywine and Western Asset Management (long-term) all had a strong quarter."

Mr. Mason continued, "Another important part of our integration effort is the realignment of our mutual fund products, which we expect to complete in the first half of 2007. Our recently announced initiative, which has cleared all the relevant Boards but in many cases is subject to investor approval, will streamline our products and, in our opinion, match them with our best investment management capabilities. The result should offer shareholders a more focused product line with the opportunity for stronger long-term performance while maintaining the advantages of greater scale."

The Company's managed investments business, which now represents approximately 40% of assets under management, is among the most comprehensive in the industry. Upon completion of the restructuring, its fund line-up will contain four branded U.S. fund families: Legg Mason Funds, Legg Mason Partners Funds, Royce Funds and Western Asset Funds.

Consolidated Results for the First Quarter Compared to Prior Periods

The transaction with Citigroup and the acquisition of Permal resulted in significant increases in revenues and income from continuing operations in comparison to the first quarter of fiscal 2006. Total operating revenues for the June 30, 2006 quarter were $1.04 billion, up from $437.7 million a year ago. Non-operating income declined by approximately $6.3 million from a year ago. Income from continuing operations before

LEGG MASON, INC.
News Release - July 25, 2006

income tax provision and minority interests increased to $253.0 million from $142.1 million, while net income rose 38% over the previous year to $156.0 million. During the quarter, the Company incurred $6.3 million in transaction-related compensation expense, including certain retention costs, which reduced earnings per share by $0.03. The Company's operating margin from continuing operations, as adjusted**, was 33% compared to 39% in last year's comparable quarter. The unadjusted operating margin was 24% versus 32% last year. Cash income from continuing operations* of $202.6 million was 102% higher than in the first quarter of the last year.

In comparison with the quarter ended March 31, 2006, total revenues decreased 1.3%. Investment advisory fees for separate accounts were $364.6 million, compared with $377.0 million in March 2006. Investment advisory fees for funds were $490.2 million compared with $501.2 million in the March period. The principal reason for the decreases was that performance fees during the quarter were lower by approximately $30 million. In addition, decreased market values of equity assets and lower levels of liquidity assets dampened revenues.

Operating income from continuing operations before other income and expense totaled $257.4 million, up approximately 4% compared with March results of $246.7 million. Income from continuing operations after other income and expense, but before income tax provision and minority interests, totaled $253.0 million, down approximately 2% from March results of $257.0 million. The Company's operating margin from continuing operations, as adjusted**, was 33%, while the unadjusted operating margin was 24%. Both were unchanged from the March quarter. Net income for the quarter was $156.0 million, or $1.08 per diluted share, compared to $150.1 million, or $1.03 per diluted share, in the March 2006 quarter.

Assets Under Management

Assets under management at June 30 were $854.7 billion, down approximately 1.5% from the $867.6 billion reported at March 31. The Company experienced approximately $7 billion in net client cash outflows for the quarter, together with approximately $6 billion in market value decreases. Equity assets fell by approximately $13 billion as the overall equity market declined. A decrease in liquidity assets was offset primarily by market appreciation and net client inflows in long-term fixed income assets.

At June 30, our Institutional division had increased assets under management to $452.0 billion (53% of total AUM) from $444.8 billion in the previous quarter. The Managed Investments division had $338.1 billion (40% of total AUM) under management as of June 30 compared with $356.5 billion at March 31. Our Wealth Management division had $64.6 billion (7% of total AUM) in assets under management as of June 30, compared with $66.3 billion at March 31. U.S. based AUM represented 71% of total AUM at June 30, while 29% of AUM was accounted for by non-U.S. domiciled clients. Our Institutional and Wealth Management divisions both experienced positive net flows during the quarter.

LEGG MASON, INC.
News Release - July 25, 2006

Balance Sheet

The Company's ending total cash position at June 30 was $1.1 billion and long-term debt was $1.2 billion. Shareholders' equity at the end of the June quarter was $6.1 billion, and total debt to total equity, including total debt, was 17%.

Use of Supplemental Data as Non-GAAP Performance Measures

*Cash Income from Continuing Operations

As supplemental information, Legg Mason is providing a "non-GAAP" performance measure for "cash income from continuing operations" that management uses as a benchmark in evaluating the operating performance of the Company and its subsidiaries. We define "cash income from continuing operations" as income from continuing operations, plus amortization and deferred taxes related to intangible assets and stock-based compensation costs. This measure is provided in addition to income from continuing operations, but is not a substitute for income from continuing operations and may not be comparable to non-GAAP performance measures, including measures of cash earnings or cash income, of other companies. Legg Mason considers cash income from continuing operations to be a useful representation of its operating performance because it represents Legg Mason's income from continuing operations adjusted for certain non-cash items.

In calculating cash income from continuing operations, we add the after tax impact of the amortization of intangible assets from acquisitions, such as management contracts, to income from continuing operations to reflect the fact that this non-cash expense does not represent an actual decline in the value of the intangible assets. Deferred taxes on intangible assets, including goodwill, represent the actual tax benefits that are not expected to be realized for GAAP purposes. Since these deferred tax assets are not realized under GAAP absent an impairment charge or the disposition of the related business, we add them to income from continuing operations in the calculation of cash income from continuing operations. Stock-based compensation costs are non-cash expenses and therefore are also added to income from continuing operations to calculate cash income from continuing operations. Although depreciation and amortization on fixed assets are non-cash expenses, we do not add these charges in calculating cash income from continuing operations because these charges represent a decline in the value of the related assets that will ultimately require replacement. For the calculation of diluted cash income per share from continuing operations, the divisor is the number of total weighted average diluted shares outstanding used in the calculation of diluted earnings per share from continuing operations. A reconciliation of Income from continuing operations to Cash income from continuing operations is presented on page 8.

LEGG MASON, INC.
News Release - July 25, 2006

**Operating Margin from Continuing Operations Adjusted for Distribution and Servicing Expense

Legg Mason believes that operating margin from continuing operations adjusted for distribution and servicing expense is an effective measure of the Company's margin and a useful disclosure to investors because it subtracts from revenues distribution and servicing expenses that are paid to third party distributors as direct costs of selling the products. This measure is provided in addition to the Company's operating margin from continuing operations calculated under GAAP, but is not a substitute for calculations of margin under GAAP and may not be comparable to non-GAAP performance measures, including measures of adjusted margins, of other companies. A reconciliation of operating margin from continuing operations, as adjusted, to operating margin under GAAP is presented on page 8.

Conference Call to Discuss Results

A conference call to discuss the company's results, hosted by Mr. Mason, will be held at 8:45 a.m. EDT today. The call will be open to the general public. Interested participants should access the call by dialing 1-866-219-5885 (or 1-703-639-1124 for international calls) at least 10 minutes prior to the scheduled start to ensure connection.

A replay or transcript of the live broadcast will be available on the Legg Mason web site, in the investor relations section, or by dialing 1-888-266-2081 (or 1-703-925-2533 for international calls), access Pin Number 939673, after completion of the call.

Legg Mason is a global asset management firm, structured as a holding company, with on-the-ground asset management capabilities around the world. As of June 30, 2006, its assets under management aggregated approximately $855 billion. The firm is headquartered in Baltimore, Maryland, and its common stock is listed on the New York Stock Exchange (symbol:LM).

This release contains forward-looking statements subject to risks, uncertainties and other factors that may cause actual results to differ materially. For a discussion of these risks and uncertainties, see "Risk Factors" in Legg Mason's Annual Report on Form 10-K for the fiscal year ended March 31, 2006.

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LEGG MASON, INC. News Release - July 25, 2006 Page 6

LEGG MASON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollar amounts in thousands, except per share amounts)

	Quarters Ended			Period to Period Change

				June 2006 Compared to March 2006	June 2006 Compared to June 2005

	June 2006	March 2006	June 2005

Operating Revenues:
Investment advisory fees:
Separate accounts	$364,601	$376,973	$237,050	(3.3)%	53.8%
Funds	490,236	501,249	125,360	(2.2)	291.1
Distribution and service fees	179,582	168,309	69,547	6.7	158.2
Other	3,801	5,618	5,729	(32.3)	(33.7)

Total operating revenues	1,038,220	1,052,149	437,686	(1.3)	137.2

Operating Expenses:
Compensation and benefits	373,331	393,686	191,782	(5.2)	94.7
Transaction-related compensation	6,251	13,081	-	(52.2)	n/m

Total compensation and benefits	379,582	406,767	191,782	(6.7)	97.9
Distribution and servicing	280,551	271,763	68,846	3.2	307.5
Communications and technology	38,439	38,317	13,776	0.3	179.0
Occupancy	22,163	22,708	7,193	(2.4)	208.1
Amortization of intangible assets	17,031	16,251	5,845	4.8	191.4
Litigation award settlement	-	-	(8,150)	n/m	n/m
Other	43,020	49,661	18,147	(13.4)	137.1

Total operating expenses	780,786	805,467	297,439	(3.1)	162.5

Operating Income	257,434	246,682	140,247	4.4	83.6

Other Income (Expense)
Interest income	12,871	13,781	9,320	(6.6)	38.1
Interest expense	(16,180)	(19,100)	(10,156)	(15.3)	59.3
Other	(1,142)	15,626	2,700	(107.3)	(142.3)

Total other income (expense)	(4,451)	10,307	1,864	(143.2)	(338.8)

Income from Continuing Operations before
Income Tax Provision and Minority Interests	252,983	256,989	142,111	(1.6)	78.0

Income tax provision	96,895	102,171	52,971	(5.2)	82.9

Income from Continuing Operations
before Minority Interest	156,088	154,818	89,140	0.8	75.1

Minority interest, net of tax	(53)	(3,171)	-	(98.3)	n/m

Income from Continuing Operations	156,035	151,647	89,140	2.9	75.0

Income (loss) from discontinued operations,
net of tax	-	(2,191)	23,635	n/m	n/m
Gain on sale of discontinued operations,
net of tax	-	598	-	n/m	n/m

Net Income	$156,035	$150,054	$112,775	4.0	38.4

n/m - Not meaningful
[continued on next page]

LEGG MASON, INC. News Release - July 25, 2006 Page 7

LEGG MASON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share amounts)
(continued)

	Quarters Ended			Period to Period Change

				June 2006 Compared to March 2006	June 2006 Compared to June 2005

	June 2006	March 2006	June 2005

Net income per share:
Basic
Income from continuing operations	$1.11	$1.09	$0.82	1.8%	35.4%
Income (loss) from discontinued operations	-	(0.02)	0.22	n/m	n/m
Gain on sale of discontinued operations	-	0.01	-	n/m	n/m

	$1.11	$1.08	$1.04	2.8	6.7

Diluted
Income from continuing operations	$1.08	$1.04	$0.74	3.8	45.9
Income (loss) from discontinued operations	-	(0.01)	0.19	n/m	n/m
Gain on sale of discontinued operations	-	-	-	n/m	n/m

	$1.08	$1.03	$0.93	4.9	16.1

Weighted average number of shares
outstanding:
Basic	140,247	139,377	108,803
Diluted	144,171	145,406	121,977

n/m - Not meaningful

LEGG MASON, INC. News Release - July 25, 2006 Page 8

LEGG MASON, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA

RECONCILIATION OF INCOME FROM CONTINUING OPERATIONS
TO NON-GAAP CASH INCOME FROM CONTINUING OPERATIONS
(Dollar amounts in thousands, except per share amounts)

	Quarters Ended			Period to Period Change

				June 2006 Compared to March 2006	June 2006 Compared to June 2005

	June 2006	March 2006	June 2005

Income from Continuing Operations	$156,035	$151,647	$89,140	2.9%	75.0%

Amortization of intangible assets, net of tax	10,479	9,790	3,666	7.0	185.8
Deferred income taxes on intangible assets	30,739	31,186	6,970	(1.4)	341.0
Stock-based compensation, net of tax*	5,334	3,687	610	44.7	774.4

Cash Income from Continuing Operations	$202,587	$196,310	$100,386	3.2	101.8

Income from Continuing Operations per
Diluted Share	$1.08	$1.04	$0.74	3.8	45.9

Amortization of intangible assets	0.07	0.07	0.03	-	133.3
Deferred income taxes on intangible assets	0.21	0.21	0.06	-	250.0
Stock-based compensation	0.04	0.03	-	33.3	n/m

Cash Income per Diluted Share	$1.40	$1.35	$0.83	3.7	68.7

OPERATING MARGIN FROM CONTINUING OPERATIONS
ADJUSTED FOR DISTRIBUTION AND SERVICING EXPENSE
(Dollar amounts in thousands, except per share amounts)

	Quarters Ended			Period to Period Change

				June 2006 Compared to March 2006	June 2006 Compared to June 2005

	June 2006	March 2006	June 2005

Operating Revenues, GAAP basis	$1,038,220	$1,052,149	$437,686	(1.3)%	137.2%

Less:
Distribution and servicing expense	280,551	271,763	68,846	3.2	307.5

Operating Revenues, as adjusted	$757,669	$780,386	$368,840	(2.9)	105.4

Income from Continuing Operations before
Income Tax Provision and Minority Interests	$252,983	$256,989	$142,111	(1.6)	78.0

Operating margin, GAAP basis	24.4%	24.4%	32.5%
Operating margin, as adjusted	33.4	32.9	38.5

*Stock-based compensation can generate tax benefits from market appreciation in excess of the related amounts expensed for financial statement purposes.
Because these benefits are derived from the market appreciation of our stock, we believe they would inappropriately inflate cash income and therefore are excluded from the calculation.

LEGG MASON, INC. News Release - July 25, 2006 Page 9

LEGG MASON, INC. AND SUBSIDIARIES
ASSETS UNDER MANAGEMENT
(Dollar amounts in billions)
(Unaudited)

	June 30,				March 31,

	2006	% of Total	2005	% of Total	2006*	% of Total

By asset class:
Equity	$311.5	36.5%	$151.3	37.9%	$324.9	37.5%
Fixed Income	420.7	49.2	239.8	60.1	410.6	47.3
Liquidity	122.5	14.3	8.1	2.0	132.1	15.2

Total	$854.7	100.0%	$399.2	100.0%	$867.6	100.0%

By division:
Managed Investments**	$338.1	39.6%	$74.1	18.5%	$356.5	41.1%
Institutional	452.0	52.9	275.3	69.0	444.8	51.3
Wealth Management	64.6	7.5	49.8	12.5	66.3	7.6

Total	$854.7	100.0%	$399.2	100.0%	$867.6	100.0%

*Certain amounts with average maturities in excess of 90 days are included in Fixed Income, rather than Liquidity, to conform to the current period presentation.

**The Managed Investments division was formerly called Mutual Funds / Managed Services.

COMPONENT CHANGES IN ASSETS UNDER MANAGEMENT
(Dollar amounts in billions)
(Unaudited)
	Three Months Ended			Twelve Months Ended

	June 30,		March 31,	June 30,
	2006	2005	2006	2006	2005

Beginning of period	$867.6	$374.5	$850.8	$399.2	$295.7
Net client cash flows	(6.5)	16.3	1.6	13.1	71.3
Market appreciation (depreciation), net	(6.4)	8.4	15.2	21.8	25.9
Acquisitions (Dispositions), net	-	-	-	420.6	6.3

End of period	$854.7	$399.2	$867.6	$854.7	$399.2